Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-228646) of Sirius International Insurance Group, Ltd. of our report dated March 14, 2019 relating to the consolidated financial statements and financial statement schedules, which appears in Sirius International Insurance Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 12, 2019